TargetAsset Allocation Funds
Period ended 1/31/06
File number 811-08915

                           SUB-ITEM 77O
                             EXHIBITS

           Transactions Effected Pursuant to Rule 10f-3


I.   Target Conservative Allocation Fund, Target Growth
Allocation Fund and Target Moderate Allocation Fund

1.   Name of Issuer
	Health Care Property Investors, Inc.

2.   Date of Purchase
	11/6/06

3.   Number of Securities Purchased
	483 shares, 1,934 shares, and 2,011 shares of common stock, respectively

4.   Dollar Amount of Purchase
	$14,418, $57,730 and $59,342, respectively

5.   Price Per Unit
	$29.85

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Merrill Lynch & Company

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A


Additional Underwriters
Goldman, Sachs & Co.
Merrill Lynch & Co.
Banc of America Securities LLC
UBS Investment Bank
Citigroup
JP Morgan
Wachovia Securities
Cohen & Steers